CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES H, FLOATING RATE NOTES DUE 2018	$200,000,000	$23,180
(1) Excludes accrued interest, if any.
(2) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 25	Filed Pursuant to Rule 424(b)(3)
Dated December 16, 2016 to	Registration No. 333-195039
PROSPECTUS SUPPLEMENT
Dated April 4, 2014 and
PROSPECTUS
Dated April 4, 2014
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, FLOATING RATE NOTES DUE 2018

SUBJECT	FINAL PRICING DETAILS
Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, Floating Rate Notes Due 2018
Form of Security:	Global Note
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date/Pricing Effective Time:	December 16, 2016
Settlement Date (Original Issue Date):	December 21, 2016
Maturity Date:	December 21, 2018
Principal Amount:	$200,000,000
Price to Public (Issue Price):	100.000%
Dealer’s Commission:	0.175% (17.5 basis points)
All-in-price:	99.825%
Net Proceeds to Issuer:	$199,650,000
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+45 basis points (0.450%)
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 21st of March, June, September and December of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 21st of March, June, September and December of each year, commencing March 21, 2017 and ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (100.00%)
Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L7B1
Other Terms:
Supplemental United States Federal Income Tax Considerations
Pursuant to Treasury regulations and other published guidance, Foreign Account Tax Compliance Act (FATCA) withholding (as described in the prospectus supplement under the caption entitled “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance”) currently applies to interest payments made on the notes and is expected to apply to payments of gross proceeds from the sale or other disposition of the notes after December 31, 2018.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.